AGREEMENT
                    FOR TELEPHONE SERVICE
      THROUGH METROMEDIA<>ITT LONG DISTANCE TRAVEL CARD

                      Dated: 09/10/1990

                           Between

Executive TeleCard S.A. (hereinafter referred to as
"TeleCard"), whose address is Rue de la Morache 14, 1260
Nyon, Switzerland,

                             And

Communications Services, Inc. d/b/a Metromedia<>lTT Long
Distance, a corporation duly organized and existing under the laws of the State of Delaware, USA and having its principal office at 100 Plaza Drive, Secaucus, N.J. 07096,
USA (hereinafter referred to as "Metromedia<>ITT")

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1.   The Service

     TeleCard is engaged in the business of providing a service which enables users of the public telephone systems in certain countries other than the United States of America (see Appendix I) to charge their calls to a travel card (the "Service"). TeleCard agrees to make the Service available for resale to holders of Metromedia<>ITT Travel Cards. Metromedia<>ITT agrees to resell the Service to its Travel Card holders on a per request basis.

2.   Term

     The term of this Agreement shall be for two years and commence on the first written above. Unless terminated in accordance with Clause 9, Agreement shall automatically renew for additional periods of 12 months.


3.   Operations

     3.1 When used in this Agreement, unless the context otherwise requires, of the terms set forth hereinbelow shall have the meaning as indicated below:

     a)   "Metromedia<>lTT Card(s)" and "Metromedia<>ITT
Travel Cards
          shall mean an unexpired calling card(s) bearing the service mark (s) trade mark(s) and/or trade name of Metromedia<>ITT and a design or style as may, from time to time, determined
          Metromedia<>ITT.

     b) Cardholder(s)" shall mean the person or entity whose name appears on the Metromedia<>ITT as the authorized user thereof.




     c) "Hot Card Notice" shall mean a notification supplied daily
          Metromedia<>ITT to TeleCard containing the card numbers of
          Metromedia<>lTT Cards which are to be blocked from use.

     d) "Stop List" shall mean the list to be supplied daily
          Metromedia<>ITT to TeleCard, containing the card number
          Metromedia<>ITT Travel Cards which are being improperly used and any lost, stolen and/or cancelled Metromedia<>ITT cards which then to be blocked from use.

     3.2 TeleCard will establish a system elected by Metromedia<>ITT that Cardholders to use their current Metromedia<>ITT number to telephone calls. If Metromedia<>ITT selects the pin number security system, TeleCard will assign these numbers at cost to Metromedia<>ITT. If Metromedia<>ITT prefers verification of valid cards be done via service center, the technicians from both companies will work out details, costs to be shared equally.

     3.3 Telecard will adapt its software to accept the Metromedia<>ITT numbering system and technical specifications as outlined in Appendix II.

     3.4 Telecard shall send to Metromedia<>ITT before the 29th of each month a magnetic tape containing the information necessary for Metromedia<>ITT to bill its Cardholders for telephone calls made and charged through Telecard during the preceding month.

     3.5 Telecard will bill Metromedia<>ITT in the currency of the United States of America ("US Dollars"). Where Telecard must convert from another currency to US Dollars it shall use the conversion rate contained in the Wall Street Journal on the date of bill preparation.

     3.6 Metromedia<>ITT shall pay Telecard in US Dollars all charges recorded by Telecard minus the "discount fee" to Metromedia<>ITT (see Article 7 of this Agreement), within thirty (30) days after receipt of the magnetic tape containing the billing information.

     3.7 An annual service charge of US $9.95 will be billed to Metromedia<>ITT for each Card accessing the Executive Telecard dialing system. ETI will bill this fee annually in the tapes it prepares and sends to Metromedia for billing. This annual service charge will only be applied to each account that actually uses the Card to access the Executive Telecard dialing System the first time in each new calendar year.

     3.8 Metromedia<>ITT will establish its prices to the Cardholders, invoice and collect from the Cardholder in accordance with the normal procedures and practices of Metromedia<>ITT.

     3.9 Metromedia<>ITT shall be entitled to refuse payment of a service charge imposed on a Cardholder, or a call made by a Cardholder through Telecard, or if payment has been made, to claim an immediate refund, if:
          a) a call was made more than sixty (60) days prior to the billing date, or,
          b) the call was made with an expired Metromedia<>ITT Card or a Notice call was made; or
          c) the Cardholder refuses to make payment to Metromedia<>ITT in respect of such call on the grounds of poor transmission quality, or misdialing, the call was not completed, or, the Cardholder did not authorize the call.

     3.10 TeleCard, working within parameters to be set by Metromedia<>ITT, is to develop a near-real-time capability for identifying and controlling fraudulent usage. The basis for determining potentially fraudulent usage could be, but is not limited to, any of the following criteria:
          -    excessive attempts from a single CAVIAR unit;
          -    excessive minutes of usage per day/week/month;
          -    excessive duration per call;
          -    concurrent usage from multiple CAVIAR units.
          Telecard is to provide the capability to dynamically cancel codes upon detection as potentially compromised.

     3.11 TeleCard covenants, warrants and agrees that it shall not make any extra or special charge in connection with any call made by a Cardholder and will bill according to published prices.

4.   Marketing

     4.1 After a mutually agreed upon "start date", Metromedia<>ITT will distribute to all Cardholders requesting the "Service" instructional material illustrating how the Cardholder will use the "Service" and such other promotional and user material that Metromedia<>ITT deems suitable for the promotion of the use of the "Service".

     4.2 Metromedia<>ITT at its own cost and expense, shall in its sole discretion, advertise, use direct mail, engage in sales promotions and other related marketing activities as Metromedia<>ITT deems suitable to promote the use of the "Service". The promotion of the "Service" will commence after the mutually agreed upon start date.

     4.3 TeleCard will provide free-of-charge technical and marketing assistance in the production of Cardholder information for use of the service.






     4.4 TeleCard will supply to Metromedia<>ITT at TeleCard's cost any user material, such as touch tone pads, necessary for the Cardholder to use the "Service" in some countries. The at cost prices to Metromedia<>ITT, quantities and delivery deadlines must be reasonable and agreed upon in advance or periodically between the parties. The method of distribution of such materials is left to the sole discretion of Metromedia<>ITT.

5.   Trademarks and Logos

     5.1 TeleCard hereby warrants and represents that it has the right to use and authorizes Metromedia<>ITT for the term of this Agreement to publish the name of TeleCard and the locations of the " Service" in any advertising, newsletters and directory of merchants or other publication of Metromedia<> ITT.

     5.2 Metromedia<>ITT agrees that the Executive TeleCard International trademarks and logos belong to TeleCard and will devote its best efforts during and after the Term to protect TeleCard's interests in these trademarks and logos.

     5.3 Executive TeleCard International agrees that Metromedia<>ITT trademarks and logos belong to Metromedia<>ITT and will devote its efforts during and after the Term to protect Metromedia<>ITT's interests in these trademarks and logos.

     5.4 Each Party shall obtain from the other Party approval in writing, to publication, of any advertising and/or promotional mat containing the service marks and/or trademarks of the other
          Party.

6.   Independent Contractors

     6.1 Metromedia<>ITT is not acting on behalf of TeleCard.

     6.2  TeleCard is not acting on behalf of
Metromedia<>ITT.

     6.3 This Agreement does not in any way create the relationship of venture, partnership, or principal and agent between Metromedia and TeleCard. TeleCard shall not act or attempt to act; or represent i~ directly or by implication, as agent for Metromedia<>ITT or in any manner assume or create or attempt to assume or create any obligation on behalf or in the name of Metromedia<>ITT.

7.   Compensation

     For the marketing and administrative services rendered, including billing to and collection from the Cardholders, TeleCard will grant Metromedia<>ITT
     "discount fee" of 396 of toll charges resulting from the use of the "Service by the cardholders.
     Metromedia<>ITT will deduct the "discount fee" from each payment made to TeleCard.

8.   Confidentiality

     8.1 As a result of carrying out this Agreement, the Parties will have access to confidential material and information belonging to the other Party, including but not limited to, client lists, employee lists, procedure manuals and techniques and programs used by the company or planned to be used in the future ("Confidential Information"). This Confidential Information has been acquired by the Party after considerable expense, time and energy. Each Party agrees to protect the Confide Information from disclosure to third parties and limit access to those employees and officers of the receiving Party's organization who have need to know the Confidential Information for the purposes of this Agreement.

     8.2  The obligations imposed upon the Parties in this
          Article 8 shall not apply to Confidential
          Information:
          a. which becomes generally available to the public through no wrongful act of the Receiving Party; or
          b. which is already lawfully in the possession of the Receiving Party and not subject to an existing agreement of confidentiality between the Parties; or,
          c. which is received from a third party without restriction and without breach of this agreement; or
          d.   which is independently developed by the
               Receiving Party; or
          e. which is furnished to a third party by the Disclosing Party without similar restriction to the third party's rights; or
          f. which is disclosed pursuant to the binding order of a government agency or a court so long as the Disclosing Party provides the other party with notice of such disclosure prior to any such disclosure.

     8.3 In the event of a breach of this Article B, the Parties agree that the harm suffered by the injured party would not be compensable by monetary damages alone and, accordingly, that the injured party shall, in addition to other available legal or equitable remedies, be entitled to an injunction against such breach.

9.   Termination

     9.1 Metromedia<>ITT can terminate this Agreement upon 120 days written notice to TeleCard prior to the end of the initial period or the end of any subsequent annual renewal period. TeleCard can terminate this Agreement upon 120 days written notice to Metromedia<>ITT prior to end of the initial period or the end of any subsequent annual renewal period.

     9.2 Upon termination of this Agreement, discount fees will continue to be paid as outlined in Article 7, for the "Service" used by Cardholders before termination, as long as billing and collection are performed by Metromedia<>ITT.

     9.3 Termination of this Agreement for any reason shall not release either party hereto from any accrued liability to the other party. Metromedia<>ITT's right to terminate this Agreement as provided above shall be without prejudice to any other rights provided to it by law or equity.

     9.4 Upon the termination of this Agreement, for whatsoever reason, TeleCard shall cease to use or refer in any manner to the service marks and/or trademarks of Metromedia<>lTT or any other design (hereinafter collectively referred to as the "Marks") on or relating to Metromedia<>ITT and shall return to Metromedia<>ITT all publications, promotional materials or other items bearing the Marks which have been sent to TeleCard pursuant to this Agreement which are in Telecard's possession.

10. Assignment

     10.1 Except as provided below, it is expressly agreed that both parties not assign or transfer all or any part of its rights under Agreement. Metromedia<>ITT shall have the right to assign agreement to any person or entity controlling, controlled by or u~ common control with it. Any other assignment or transfer of Agreement, or any assignment or transfer of any interest in this Agreement, without the prior written approval of both parties, she: null and void and of no effect.

11. Warranties

     11.1 TeleCard represents and warrants that it has the requisite authority and holds the necessary licenses, permits and certificates to provide the Service in each jurisdiction in which the Service is offered.

     11.2 Metromedia<>ITT will not make any warranty to its prospects and clients beyond those made by TeleCard.

12. Hold Harmless

     12.1 TeleCard shall indemnify, defend, protect and hold
          Metromedia<>ITT and its parents, subsidiaries, affiliates, employees, officers, directors, agents harmless in respect of:

          a) any and all losses, damages, liabilities or expenses (including, without limitation, costs of judgment and attorneys' fees) arising from or related to claims, actions or proceedings resulting from TeleCard's violation of any representation or warranty contained in this Agreement or failure to perform or observe any of its obligations under this Agreement;





          b) any loss, damage or liability suffered or incurred as a result of any failure or omission of TeleCard to charge, report or pay any taxes required by law to be charged, reported or paid in connection with any Metromedia<>ITT Card transaction contemplated by this Agreement.
          c)   any loss, damage, liability or expense
               (including, without limitation, costs of judgment and attorneys' fees) suffered or incurred as a result of claims for infringement of trademark copyrights arising out of this Agreement.

13   Force Majoure

     TeleCard's performance under this Agreement shall be suspended for as long as and to the extent the performance is prevented if in certain countries the local telephone authorities cannot or will not allow the Service or in case of acts of governments or Force
     Majeure.

14.  Communications

     14.1 Any notice or communication by either party to the other shall be in writing and shall be deemed to have been duly given if ether delivered personally, by telefax transmission, or by prepaid registered mail, addressed to the other party at the appropriate address stated above, or at such other address as such party hereto may hereafter specify to the other party.

15. General Provisions

     15.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New
          York, U.S.A. and the Parties hereby submit to the jurisdiction of the courts situated within the State of New York for such purpose.

     15.2 If any provision of this Agreement is held invalid illegal or unenforceable in any respect, such invalidity, illegality or enforceability of any other provision hereof; provided that such invalidity does not materially prejudice either party in their respective rights and obligations contained in the valid terms, covenants or conditions.

     15.3 The failure of either party to require the performance of any of the terms of this Agreement or the waiver by either party of any default under this Agreement shall not prevent a subsequent enforcement of such term, nor be deemed a waiver of any subsequent breach.

     15.4 The use of any gender shall include all genders, and the use of any number shall be construed as the singular or the plural, as the context may require.



     15 .5     The obligations of each of the Parties under
          this Agreement is subject to the condition that the use of the Service is not in violation of any applicable laws, rules, regulations or orders of any governmental or quasi-governmental agencies having jurisdiction over such service.

     15.6 The terms and conditions of this Agreement supersede all prior agreements, representations and understanding between the parties with respect to the subject matter hereof and shall not be held to have been waived or, except as otherwise specifically provided herein altered or supplemented in any way except by in writing.

16. Arbitration

     16.1 Any dispute concerning this contract or related agreement, in particular as to their existence, validity, interpretation, performance or non-performance, whether arising before or after the expiration of the contract, will be settled by arbitration.

     16.2 The seat of the arbitration will be New York, New
York.

     16.3 The arbitration shall take place in accordance with the Commercial Rules of Arbitration of the American Arbitration Association applicable at the seat of the arbitration.

     16.4 Judgement upon the award rendered may be entered in any court having jurisdiction or application and may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.


 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first set forth above.

COMMUNICATIONS SERVICES, INC. d/b/a

METROMEDIA<>ITT LONG DISTANCE           EXECUTIVE TELECARD

By:                                By:
Title:                             Title:
Date:                              Date: